Exhibit 99.1


ContiMortgage
One ContiPark
338 S. Warminster Road
Hatboro, PA 19040-3430
(215) 347-3000




As of and for the year ended December 31, 1999, ContiMortgage Corporation has complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of December 31, 1999 ContiMortgage Corporation had in effect fidelity bond and errors and omissions policy in the amounts of $14,000,000 and $10,000,000, respectively.



/s/ Dennis Hedrick                             /s/ William P. Higgins
----------------------------                   -------------------------------
Dennis Hedrick                                 William P. Higgins
Vice President - Servicing                     Vice President and Controller



March 21, 1999                                         March 21, 1999